Exhibit 4.1
CERTIFICATE OF DESIGNATIONS
OF
MANDATORY CONVERTIBLE NON-CUMULATIVE
PERPETUAL PREFERRED STOCK, SERIES A
OF
FLAGSTAR BANCORP, INC.
Pursuant to Chapter 450 of the
Business Corporation Act of the State of Michigan
     Flagstar Bancorp, Inc., a corporation organized and existing under the Business Corporation Act of the State of Michigan (the “Corporation”), does hereby certify that at a meeting duly convened and held on May 13, 2008, the Board of Directors of the Corporation (the “Board”) duly adopted the following resolution authorizing the issuance and sale by the Corporation of 47,982 shares of the Corporation’s preferred stock designated “Mandatory Convertible Non-Cumulative Perpetual Preferred Stock, Series A.”
     “RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation’s Mandatory Convertible Non-Cumulative Perpetual Preferred Stock, Series A, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in the Certificate of Designations attached hereto as Exhibit A, which is incorporated herein and made a part of these resolutions by reference.”
     IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 16th day of May, 2008.

FLAGSTAR BANCORP, INC.

/s/ MARY KAY RUEDISUELI Name: Mary Kay Ruedisueli
Title: Secretary

EXHIBIT A
CERTIFICATE OF DESIGNATIONS
OF
MANDATORY CONVERTIBLE NON-CUMULATIVE
PERPETUAL PREFERRED STOCK, SERIES A
OF
FLAGSTAR BANCORP, INC.
     Section 1. Designation. The designation of the series of preferred stock shall be “Mandatory Convertible Non-Cumulative Perpetual Preferred Stock, Series A” (the “Preferred Stock”). Each share of Preferred Stock shall be identical in all respects to every other share of Preferred Stock. The Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
     Section 2. Number of Shares. The number of authorized shares of Preferred Stock shall be 47,982. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Preferred Stock then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon conversion of any other outstanding securities issued by the Corporation that are convertible into or exercisable for the Preferred Stock) by further resolution duly adopted by the Board or any other duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the Business Corporation Act of the State of Michigan stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall not have the authority to issue fractional shares of Preferred Stock.
     Section 3. Definitions. As used herein with respect to Preferred Stock:
     “Board” means the board of directors of the Corporation or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.
     “Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in the City of New York or in the State of Michigan are authorized or required by law, regulation or executive order to close.
     “Closing Date” shall have the meaning set forth in Section 4(a) hereof.
     “Closing Price” of the Common Stock on any determination date means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange (the “NYSE”) on such date. If the Common Stock is not traded on the NYSE on any determination date, the Closing Price of the Common Stock on such determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

     For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NYSE shall be such closing sale price and last reported sale price as reflected on the website of the NYSE (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NYSE and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NYSE will govern.
     “Common Stock” means the common stock, $0.01 par value, of the Corporation.
     “Common Stock Dividend Equivalent” shall have the meaning set forth in Section 4(a) hereof.
     “Conversion Agent” shall mean Registrar and Transfer Company collectively acting in their capacity as conversion agent for the Preferred Stock, and their respective successors and assigns.
     “Conversion Price” is equal to $4.25 per share of Common Stock (subject to adjustment from time to time in a manner consistent with the provisions of Section 9), provided that in the event the Company does not pay any Dividend when due, such Conversion Price shall be adjusted every 180 days following the Closing Date such that the price then in effect shall immediately decrease by $0.50 (subject to adjustment from time to time in a manner consistent with provisions of Section 9) but not below $2.50 (subject to adjustment from time to time in a manner consistent with the provisions of Section 9) until the Mandatory Conversion Date.
     “Conversion Rate” shall have the meaning set forth in Section 4(a) hereof.
     “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
     “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
     “Exchange Property” has the meaning set forth in Section 10(a) hereof.
     “Holder” means the Person in whose name the shares of Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, and Conversion Agent as the absolute owner of the shares of Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.
     “Junior Stock” means any of the Corporation’s stock that is not Parity Stock or Senior Stock.
     “Mandatory Conversion Date” has the meaning set forth in Section 5(b) hereof.
     “Original Dividend Period” has the meaning set forth in Section 4(a) hereof.
     “Parity Stock” means any class or series of stock of the Corporation hereafter authorized which, by its terms, ranks pari passu with the Preferred Stock as to dividends, proceeds upon liquidation or dissolution, or special voting rights.
     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
     “Reorganization Event” has the meaning set forth in Section 10 hereof.
     “Registrar” means Registrar and Transfer Company or its nominee or any successor or registrar appointed by the Corporation.
     “Preferred Stock” shall have the meaning set forth in Section 1 hereof.

     “Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which, by its terms, ranks senior to the Preferred Stock as to dividends, proceeds upon liquidation or dissolution, or special voting rights.
     “Stockholder Approval” has the meaning set forth in Section 5(a) hereof.
     “Stockholder Meeting” has the meaning set forth in Section 5(a) hereof.
     “Stockholder Meeting Deadline” has the meaning set forth in Section 5(a) hereof.
     “Trading Day” for purposes of determining the Closing Price means a day on which the shares of Common Stock:
          (a) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
          (b) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
     “Transfer Agent” means Registrar and Transfer Company acting as Transfer Agent, Registrar, and Conversion Agent for the Preferred Stock, and its successors and assigns.
     Section 4. Dividends.
          (a) Rate. Until the expiration date of the Original Dividend Period, Holders of Preferred Stock shall be entitled to receive cash dividends on the liquidation preference of $1,000 per share, when, as and if declared by the Board, but only out of funds legally available therefor, in an amount equal to the Common Stock Dividend Equivalent. The “Original Dividend Period” shall be the period from the closing date (the “Closing Date”) of the purchase and sale of the Preferred Stock until the date that is 180 days following the Closing Date. “Common Stock Dividend Equivalent” means the dividends per share payable on the Common Stock multiplied by the Conversion Rate. The “Conversion Rate” shall equal the liquidation preference of $1,000 per share (as adjusted equitably to take into account any stock split, reverse stock split or reclassification with respect to the Preferred Stock) divided by the Conversion Price which itself, is subject to adjustment pursuant to Section 9. On the date that is 180 days following the Closing Date, record holders of Preferred Stock will be entitled to a cash dividend of 5% of the total principal amount of the Preferred Stock. Starting at the end of the Original Dividend Period, holders of Preferred Stock will be entitled to receive cash dividends at a rate of 12% per annum, which shall be the dividend rate in effect until the Mandatory Conversion Date. Cash dividends will be payable quarterly in arrears on the last business day of February, May, August and November of each year, beginning on August 29, 2008 (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” The record date for payment of dividends on the Preferred Stock shall be the fifteenth day of the calendar month in which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months.
          (b) Non-Cumulative Dividends. Dividends on shares of Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Preferred Stock on any Dividend Payment Date are not declared, then such unpaid dividends shall not cumulate and the Corporation shall have no obligation to declare, and the holders of Preferred Stock shall have no right to receive, dividends for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.
          (c) Priority of Dividends. So long as any share of Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Preferred Stock with respect to all prior Dividend Periods have been paid in full or declared and set aside for payment, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such Parity Stock, except by conversion into or exchange for Junior Stock. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Preferred Stock with respect to all prior Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Preferred Stock shall not be entitled to participate in any such dividend.
     Section 5. Mandatory Conversion Upon Stockholder Approval.
          (a) The Corporation shall call and hold a special meeting of stockholders (the “Stockholder Meeting”) within 90 days of the Closing Date (the “Stockholder Meeting Deadline”). The Corporation shall provide each stockholder entitled to vote at the Stockholder Meeting a proxy statement soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions providing for the approval of the conversion of the Preferred Stock into Common Stock, in accordance with applicable law and the rules and regulations of Section 302.03 of the NYSE Listed Company Manual (such affirmative approval being referred to herein as the “Stockholder Approval”), and the Corporation shall use its best efforts to obtain its stockholders’ approval of such resolutions and to cause the Board to recommend to the stockholders that they approve such resolutions. The Corporation shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Meeting Deadline; provided, if the Corporation is unable to obtain Stockholder Approval by the Stockholder Meeting Deadline, the Corporation will use its best efforts to obtain Stockholder Approval at (i) a special meeting of our stockholders held 180 days after the Stockholder Meeting, (ii) each annual meeting of our stockholders in each year until Stockholder Approval is obtained, and (iii) a special meeting of our stockholders to be held every 180 days following our annual meeting in each year until Stockholder Approval is obtained.
          (b) Upon receipt of Stockholder Approval (the “Mandatory Conversion Date”), each share of Preferred Stock will automatically convert into a number of shares of Common Stock equal to one times the Conversion Rate. Dividends on the Preferred Stock declared and unpaid on the Mandatory Conversion Date shall be paid on the Mandatory Conversion Date out of funds legally available therefor. On the Mandatory Conversion Date, the shares of Preferred Stock converted into shares of Common Stock shall cease to be outstanding and dividends shall no longer be declared on the converted shares of Preferred Stock.
     Section 6. Conversion Procedures.
          (a) All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion

Date. All rights with respect to the Preferred Stock converted pursuant to Section 5 will terminate at the Mandatory Conversion Date. As soon as practicable after the Mandatory Conversion Date for Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 8 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly. The person or persons entitled to receive the Common Stock issuable upon any such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the Mandatory Conversion Date. In the event that a Holder of Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Preferred Stock should be registered or the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register and deliver such shares in the name of the Holder of such Preferred Stock as shown on the records of the Corporation and to send such certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Corporation.
     Section 7. Reservation of Common Stock.
          (a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury by the Corporation, solely for issuance upon the conversion of shares of Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Preferred Stock then outstanding, at the Conversion Rate.
          (b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Preferred Stock, as herein provided, shares of Common Stock reacquired by the Corporation and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
          (c) All shares of Common Stock delivered upon conversion of the Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
          (d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
          (e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NYSE or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.
     Section 8. Fractional Shares.
          (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Preferred Stock.

          (b) In lieu of any fractional share of Common Stock otherwise issuable in respect of the mandatory conversion, the Corporation shall at its option either (i) issue to such Holder a whole share of Common Stock or (ii) pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.
          (c) If more than one share of the Preferred Stock is surrendered for conversion by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Preferred Stock so surrendered.
     Section 9. Anti-Dilution Adjustments to the Conversion Price.
          (a) Stock Dividends and Distributions and Subdivisions, Splits and Combinations of the Common Stock. If the Corporation issues Common Stock as a dividend or distribution on the Common Stock to all holders of the Common Stock, or if the Corporation effects a share split or share combination of the Common Stock, the Conversion Price will be adjusted based on the following formula:

CR1	=	CR0 × 0S0 / OS1

where:

CR0	=	the Conversion Price in effect immediately prior to the adjustment relating to such event
CR1	=	the new Conversion Price in effect taking such event into account
OS0	=	the number of shares of Common Stock outstanding immediately prior to such event
OS1	=	the number of shares of Common Stock outstanding immediately after such event
     Any adjustment made pursuant to this subclause shall become effective on the date that is immediately after (x) the date fixed for the determination of holders of Common Stock entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this subclause is declared but not so paid or made, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.
          (b) Calculation of Adjustments.
(i) No adjustment to the Conversion Price shall be made if the Holders actually participate in the transaction that would otherwise give rise to such adjustment on an as-converted basis.
          (ii) The Conversion Price shall not be adjusted:
     (A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in the Common Stock under any plan;
     (B) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation;
     (C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the issue date;
     (D) for a change in the par value of the Common Stock;

     (E) as a result of a tender offer solely to holders of fewer than 100 shares of the Common Stock.
     (iii) The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, or a duly authorized committee thereof, shall be final and conclusive unless clearly inconsistent with the intent hereof.
          (c) Notice of Adjustment. Whenever the Conversion Price is to be adjusted, the Corporation shall: (i) compute the adjusted Conversion Price and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the adjusted Conversion Price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the Preferred Stock of the occurrence of such event and (iii) as soon as practicable following the determination of the revised Conversion Price provide, or cause to be provided, to the Holders of the Preferred Stock a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.
          (d) If the Corporation, at any time or from time to time after the date of original issuance of the Preferred Stock, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or such other property (or the value of such other property) that they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under this Certificate of Amendment with respect to the rights of the holders of the outstanding shares of Preferred Stock; and, provided, further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.
          (e) In the event (1) the Corporation declares a dividend (or any other distribution) on its Common Stock; (2) the Corporation authorizes the granting to the holders of all or substantially all of its Common Stock of rights, options or warrants to subscribe for or purchase any share of any class or any other rights, options or warrants; (3) of any reclassification or reorganization of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any of the Corporation’s shareholders is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; (4) of a tender offer or exchange offer made by the Corporation or any of its subsidiaries for any portion of the Corporation’s Common Stock; or (5) of a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall, in each case, send or cause to be sent, by first-class mail, postage prepaid, to each Holder as such Holder appears in the records of the Corporation, as promptly as practicable but in any event at least ten (10) days prior to the applicable date hereinafter specified, a written notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, tender offer, exchange offer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, tender offer, exchange offer, transfer, dissolution, liquidation or winding up. Notice as provided for above need not be provided by mail if the required information is included in a public filing made by the Corporation with the U.S. Securities and Exchange Commission on or prior to the commencement of the ten (10) day period referenced above.

     Section 10. Reorganization Events.
          (a) In the event of:
          (i) the Corporation’s consolidation or merger with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another Person;
          (ii) any sale, transfer, lease, or conveyance to another Person of all or substantially all of the Corporation’s or its subsidiaries property and assets, taken as a whole; or
          (iii) any statutory exchange of the Corporation’s securities with another Person;
     (any such event specified in this Section 10(a), a “Reorganization Event”); each share of Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of Holders, become convertible, on an as-converted basis at the Conversion Rate, into the kind of securities, cash, and other property receivable in such Reorganization Event by a holder of the shares of Common Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party (such securities, cash, and other property, the “Exchange Property”).
          (b) In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of shares of Common Stock that affirmatively make such an election or (ii) if no holders of shares of Common Stock affirmatively make such an election, the weighted average of the types and amounts of consideration actually received by such holders. On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of the securities, cash, or other property received per share of Common Stock, determined as set forth above. The amount of Exchange Property receivable upon conversion of any Preferred Stock in accordance with Section 5 hereof shall be determined based upon the Conversion Rate.
          (c) The above provisions of this Section 10 shall similarly apply to successive Reorganization Events of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.
          (d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.
     Section 11. Replacement Stock Certificates.
          (a) If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.
          (b) The Corporation is not required to issue any certificates representing the Preferred Stock on or after the Mandatory Conversion Date. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, shall deliver the shares of Common Stock issuable pursuant to the terms of the Preferred Stock formerly evidenced by the certificate.

     Section 12. Liquidation Rights.
          (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, including without limitation the Common Stock, and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $1,000 per share (as adjusted equitably to take into account any stock split, reverse stock split or reclassification with respect to the Preferred Stock), plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 12.
          (b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Preferred Stock and all such Parity Stock.
          (c) Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
          (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 12, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.
     Section 13. Redemption. The Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of the Holders at any time.
     Section 14. Voting Rights.
     (a) Whenever the approval or other action of Holders voting as a separate class is required by applicable law or by the Corporation’s Amended and Restated Articles of Incorporation (as amended by this Certificate of Designations), each share of Preferred Stock shall be entitled to one vote, and the affirmative vote of a majority of such shares at a meeting at which a majority of such shares are present or represented shall be sufficient to constitute such approval or other action unless a higher percentage is required by applicable law or by the provisions of this Section 14.
     (b) Unless a higher percentage is otherwise expressly required by applicable law, approval of holders of a majority (by aggregate liquidation preference) of the Preferred Stock outstanding and all other preferred stock or securities having similar voting rights voting in proportion to the respective liquidation preferences, voting as a class, shall be required to amend the Amended and Restated Articles of Incorporation of the Corporation to authorize the issuance of any class or series of Parity Stock or Senior Stock, reclassify the Preferred Stock or to alter or abolish the liquidation preferences or any other preferential right of the Preferred Stock, or to otherwise to alter this Certificate of Designations in a manner adverse to the Holders.

     (c) Unless a higher percentage is otherwise expressly required by applicable law, approval of holders of a majority (by aggregate liquidation preference) of Preferred Stock outstanding and all other preferred stock or securities having similar voting rights voting in proportion to the respective liquidation preferences, voting as a class, shall be required to approve (i) any sale of all or substantially all of the assets or business of the Corporation and its subsidiaries, (ii) any liquidation, dissolution or winding up of the Corporation or (iii) any merger or consolidation of the Corporation with or into any other entity unless, in the case of (iii), either (A) the Corporation is the surviving entity in such merger or consolidation and the Preferred Stock remains outstanding or (B) the Corporation is not the surviving entity in such merger or consolidation but the Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting entity, or the entity controlling such entity, having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock, taken as a whole.
     Section 15. Preemption. The holders of Preferred Stock shall not have any rights of preemption.
     Section 16. Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board, without the vote of the holders of the Preferred Stock, may authorize and issue additional shares of Junior Stock.
     Section 17. No Sinking Fund. Shares of Preferred Stock are not subject to the operation of a sinking fund.